Exhibit 1.(A)(11)(b)
       Amended and Restated Code of Ethics: The Phoenix Edge Series Fund, Phoenix Variable Advisors, Inc., Phoenix-Aberdeen International Advisors, LLC

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                                 CODE OF ETHICS
                              AMENDED AND RESTATED
                       PURSUANT TO RULE 17J-1 OF 1940 ACT

                          THE PHOENIX EDGE SERIES FUND

                         PHOENIX VARIABLE ADVISORS, INC.

                                PHOENIX ABERDEEN
                           INTERNATIONAL ADVISORS, LLC

This Code of Ethics applies to The Phoenix Edge Series Fund ("PESF" or the "Fund") and to Phoenix Variable Advisors, Inc. ("PVA") and Phoenix Aberdeen International Advisors, LLC ("PAIA") (each an "Adviser"), in their capacity as investment advisers to the Fund and as registered investment advisers (the Fund and the Advisers are referred to as the "Companies," and each, a "Company"), and to their Access Persons as defined below.

Access Persons of Phoenix Investment Counsel, Inc., Duff & Phelps Investment Management Company, Roger Engemann & Associates, Inc., and Seneca Capital Management LLC, all of which are investment advisers and subadvisers to the Fund that are affiliated with PVA and PAIA by virtue of their being under common control, are governed by a separate Code of Ethics (the "Phoenix Code") which has been adopted by each of those entities. Access Persons of the investment advisers and subadvisers to the Fund that are not affiliated with PVA or PAIA (the "Unaffiliated Advisers") are governed by the Code of Ethics of the respective Unaffiliated Advisers.

NOTWITHSTANDING THE ABOVE, THE PROHIBITIONS IN SECTION 2 BELOW ARE IMPOSED BY RULE 17J-1, AND APPLY TO ALL AFFILIATED PERSONS OF THE FUND AND ITS INVESTMENT ADVISERS AND SUBADVISERS, WHETHER OR NOT THEY ARE GOVERNED BY THIS CODE OF ETHICS.

1.       Statement of Ethical Principles
         -------------------------------

         The Companies hold their employees to a high standard of integrity and business practices. In serving their respective shareholders and clients, the Companies strive to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of their employees and the Fund's securities transactions.

         While affirming their confidence in the integrity and good faith of all of their employees, officers, trustees, and directors, the Companies recognize that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of the Fund, if they were to trade in securities eligible for investment by the Fund.

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         In view of the foregoing and of the provisions of Rule 17j-1 under the
         Investment Company Act of 1940, as amended (the "1940 Act"), each Company has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures.

         When Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code's specific provisions:

         (a) At all times, the interests of Fund shareholders must be paramount;

         (b) Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest; and

         (c) No inappropriate advantage should be taken of any position of trust and responsibility.

2.       Unlawful Actions
         ----------------

         It is unlawful for any affiliated person of the Fund or any of its investment advisers, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

         (a) to employ any device, scheme or artifice to defraud the Fund;

         (b) to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

         (c) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

         (d) to engage in any manipulative practice with respect to the Fund.

3.       Definitions
         -----------

         (a) "Access Person" means any (i) director, trustee, officer, or general partner of the Fund or an Adviser; (ii) any temporary or permanent employee of the Fund or an Adviser (or of any company in a control relationship to the Fund or an Adviser), who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to the Fund or an Adviser who obtains information concerning


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             recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

             The Compliance Officer of the Fund shall maintain a list of the Fund's Access Persons.

         (b) "Affiliated person" has the same meaning as in Section 2(a)(3) of the 1940 Act.

         (c) "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. A copy of Rule 16a-1(a)(2) is attached to this Code of Ethics.

             Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect "pecuniary interest" in the security. For the purposes hereof,

             (i) "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

             (ii) "Indirect pecuniary interest" includes, but is not limited to:
                  (a) securities held by members of the person's "immediate family" (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner's proportionate interest in portfolio securities held by a general or limited partnership; (c) a person's right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person's interest in securities held by a trust; (e) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)). ----

         (d) "Compliance officer" refers to the Fund's Compliance Officer or any person designated by the Fund to perform compliance functions.

         (e) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, as amended.


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         (f) "Covered Security" means all securities except securities that are direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies, and shares issued by open-end mutual funds.

         (g) "Disinterested Trustee" means a Trustee of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         (h) "Fund" means PESF. It also includes each and every investment company, or series thereof, or other client account managed by PVA or PAIA, individually and collectively.

         (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

         (j) "Investment Personnel" of the Fund or an Adviser means: (i) any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or an Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel includes any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

         (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

         (l) "Managed Portfolio" shall mean those Funds, individually and collectively, for which the Portfolio Manager makes buy and sell decisions. For PESF and other registered investment companies operating as series companies, Managed Portfolio shall include only the series for which the Portfolio Manager serves as Portfolio Manager.

         (m) "Portfolio Manager" means the person entrusted to make or participate in the making of the buy and sell decisions for a Fund, or series thereof.

         (n) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.


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         (o) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, as amended.

         (p) "Security Held or to be Acquired" by a Fund means:

             (i)  any Covered Security which, within the most recent 15 days:

                  (A) is or has been held by the Fund; or

                  (B) is being or has been considered by the Fund or any of its investment advisers for purchase by the Fund; and

             (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (p)(i) of this Section.

             A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Investment Personnel making the recommendation, when such person seriously considers making such a recommendation.

4.       Exempted Transactions
         ---------------------

         The preclearance prohibitions of Section 5 of this Code, except for paragraphs (a) and (b) of Section 5 relating to IPOs and Limited Offerings, shall not apply to:

         (a) Purchases or sales effected in any account over which the Investment Personnel has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

         (b) Purchases or sales of securities: (i) not eligible for purchase or sale by the Fund; or (ii) specified from time to time by the Trustees, subject to such rules, if any, as the Trustees shall specify.

         (c) Purchases or sales which are non-volitional on the part of either the Investment Personnel or the Fund.

         (d) Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

         (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.


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5.       Prohibited Activities
         ---------------------

         (a) IPO Rule: No Investment Personnel may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Compliance Officer of the Fund.

         (b) Limited Offering Rule: No Investment Personnel may directly or indirectly acquire beneficial ownership in any securities in a Limited Offering except with the prior written approval of the Compliance Officer of the Fund. Any such approved purchase should be disclosed to the Fund if that issuer's securities are being considered for purchase or sale by the Fund, and the Fund's decision to purchase or sell should be subject to independent review by Investment Personnel with no interest in the issuer.

         (c) The Compliance Officer will make a record of any decision, and the reasons supporting the decision, to grant approval for transactions in IPOs and Limited Offerings, and will maintain these records for at least five years after the end of the fiscal year in which the approval is granted.

         (d) Preclearance Rule: No Investment Personnel may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security unless such transaction has been precleared by the Compliance Officer of the Fund. Preclearance is valid through the business day next following the day preclearance is given.

         (e) The Compliance Officer will monitor investment activity by the Investment Personnel involving the precleared transaction.

         NOTE: THE COMPLIANCE OFFICER OF THE FUND MAY DENY APPROVAL OF ANY TRANSACTION REQUIRING PRECLEARANCE UNDER THIS PRECLEARANCE RULE, EVEN IF THE TRANSACTION IS NOMINALLY PERMITTED UNDER THIS CODE OF ETHICS, IF HE OR SHE REASONABLY BELIEVES THAT DENYING PRECLEARANCE IS NECESSARY FOR THE PROTECTION OF A FUND. ANY SUCH DENIAL MAY BE APPEALED TO THE FUND'S COUNSEL. THE DECISION OF COUNSEL SHALL BE FINAL.

         (f) Open Order Rule: No Investment Personnel may directly or indirectly acquire or dispose of beneficial ownership in any Covered Security on a day during which a Fund has a pending "buy" or "sell" order for that security of the same type (i.e., buy or sell) as the proposed personal trade, until the Fund's order is executed or withdrawn.

         Exceptions:  The following securities transactions are exempt from the
                      Open Order Rule:


             1. Purchases or sales of up to 500 shares of an issuer ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale and/or securities with a market capitalization over $10 billion as of


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                  the most recent fiscal quarter. The Compliance Officer of the
                  Fund shall make available an updated list of such issuers quarterly.

             2. Purchases or sales approved by the Compliance Officer of the Fund in his/her discretion.

         ANY PROFITS REALIZED ON A PERSONAL TRADE IN VIOLATION OF THIS SECTION 5(F) MUST BE DISGORGED AT THE REQUEST OF THE FUND.

         (g) Blackout Rule: No Portfolio Manager may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security within seven calendar days before and after a Managed Portfolio trades in that Security.

         Transactions permitted under the Blackout Rule must also satisfy the Open Order Rule and the Preclearance Rule, if and to the extent the transaction is not covered by exceptions to those rules.

         ANY PROFITS REALIZED BY A PORTFOLIO MANAGER ON A PERSONAL TRADE IN VIOLATION OF THIS SECTION 5(G) MUST BE DISGORGED AT THE REQUEST OF THE FUND.

         (h) Ban on Short-term Trading Profits: No Investment Personnel may profit in the purchase and sale, or sale and purchase, any of the same (or equivalent) securities within 60 calendar days.

         (i) Gifts. No Access Person shall annually accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the Fund.

         (j) Service as Director. No Investment Personnel shall serve on the board of directors of a publicly traded company without prior authorization by the President or the Compliance Officer of the Fund. If board service is authorized, such Investment Personnel shall have no role in making investment decisions with respect to the publicly traded company.

6.       Reporting and Compliance Procedures
         -----------------------------------

         (a) All Access Persons (other than Disinterested Trustees) shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal securities trade and a copy of each periodic account statement to the Fund's Compliance Officer.

         (b) Every Access Person shall report to the Fund the information described in Section 6(c) of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security, provided that


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                  (i)   a Disinterested Trustee of the Fund need not report a
                        transaction in a security unless the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in a Covered Security, the Fund purchased or sold the Covered Security or the Fund or any of its investment advisers or subadvisers considered purchasing or selling the Covered Security, and

                  (ii) An Access Person need not make a quarterly report under this Section 6(b) if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund's Compliance Officer under Section 6(a) with respect to the Access Person in the time period required by Section 6(c), if all of the information required in Section 6(c) is contained in those confirmations and statements.

             (c) Every report required pursuant to Section 6(b) above shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) with respect to any transaction during the quarter in a Covered Security in which the Access Person had or acquired any direct or indirect beneficial ownership:

                        (A) The date of the transaction, the title and the
                            number of shares, the maturity date, the interest rate and the principal amount of each Covered Security involved;

                        (B) The nature of the transaction (i.e., purchase, sale,
                            or any other type of acquisition or disposition);

                        (C) The price of the Covered Security at which the
                            transaction was effected;

                        (D) The name of the broker, dealer or bank with or
                            through whom the transaction was effected; and

                        (E) The date of approval of the transaction and the
                            person who approved it as required by Section 5(a),
                            (b), or (d) above.

                  (ii) with respect to any amount established by the Access Person in which Securities were held during the quarter for the direct or indirect benefit of the Access Person:

                        (A) The name of the broker, dealer, or bank with whom
                            the Access Person established the account;


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                        (B) The date the account was established; and

                  (iii) the date the report is submitted by the Access Person.

             (d) No later than 10 days after becoming an Access Person, and annually thereafter on or before January 30 of each year, each Access Person (other than Disinterested Trustees) must submit to the Compliance Officer a report of his or her personal securities holdings (the "Initial Holdings Report" and the "Annual Holdings Report", respectively), which must include the following information (the Applicable Date for the Initial Holdings Report is the date the person became an Access Person; the Applicable Date for the Annual Holdings Report must be a date no earlier than December 31 of the prior year):

                  (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the Applicable Date.

                  (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the Applicable Date.

                  (iii) The date the report is submitted by the Access Person.

             (e) Each Access Person shall submit annually to the Compliance Officer a certification by the Access Person that he or she has read and understood the Code of Ethics, has complied with the Code's requirements, and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's requirements. The certification will be submitted to the Compliance Officer by January 30 of each year.

             (f) Any report made under this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

             (g)  (i) The Compliance Officer shall furnish to the Fund's Board of Trustees annually, and the Board will consider, a written report that

                      (A) Summarizes the current procedures under the Code of
                          Ethics;

                      (B) Describes any issues arising from the Code of Ethics
                          or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and


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                      (C) Certifies that the Fund or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

                 (ii) The Compliance Officer shall obtain from each investment adviser and subadviser to the Fund whose Access Persons are governed by its own Code of Ethics, a written report including the information and certification required in
                       (B) and (C) above with respect to that Code.

                 (iii) The Board will consider all of these reports.

             (h) Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Fund's Compliance Officer.

             (i) An Access Person need not make reports under this Section 6 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

             (j) The Compliance Officer will review all reports and other information submitted under this Section 6. This review will include such comparisons with trading records of the Fund as are necessary or appropriate to determine whether there have been any violations of the Code.

             (k) The Compliance Officer will maintain a list of all Access
                 Persons who are required to make reports under the Code, and shall inform those Access Persons of their reporting obligations. The Compliance Officer shall promptly notify any Access Person when any report has not been filed on a timely basis.

7.       Sanctions
         ---------

         Upon discovering a violation of this Code, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

8.       Exceptions
         ----------

         The Compliance Officer, in consultation with counsel, may grant written exceptions to provisions of the Code based on equitable considerations. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided, however, that no exception will be granted where the exceptions would result in a violation of Rule 17j-1. To the extent any such exception relates to an Access Person of a Fund, the exception will be reported to the Fund's Board at its next regularly scheduled meeting.


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9.       Other Codes of Ethics
         ---------------------

         This Code of Ethics does not amend or supercede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.


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